Exhibit 10.24

NONCOMPETITION

AND NONSOLICITATION AGREEMENT

THIS NONCOMPETITION AND NONSOLICITATION AGREEMENT is made as of the 27th day of August 2002 (the “Start Date”), by and between ALLION HEALTHCARE, INC., a New York corporation (“Allion”) and Mike Lynn Salthouse (the “Employee”).

WITNESSETH

WHEREAS, it is a condition precedent to the consummation of the transactions contemplated by the offer of employment that the parties hereto execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter contained, and in consideration of each of the parties hereto entering into this Agreement, and intending to be legally bound hereby, the parties agree as follows:

1. Covenant Not to Compete. During the period of employment and for a period of one (1) year from the termination of employment (the “Restricted Period”) the Employee agrees that he or she will not become engaged in or associated in any capacity with, employed by or financially interested in any enterprise, firm or corporation which is engaged in a business competitive to Allion within a fifty (50) mile radius of Allion.

2. Confidentiality. The Employee acknowledges that in connection with his or her association with Allion, the Employee will acquire and make use of confidential information and trade secrets (the “Confidential Information”) of Allion related to the business of Allion, including, financial statements, internal memoranda, reports, customer lists, patient records and other materials or records of proprietary nature. In order to protect the Confidential Information, the Employee agrees that he or she will not, during the Restricted Period and for so long as any such Confidential Information may remain confidential, secret or otherwise wholly or partially protectable, exploit or use such information except in connection with his or her association with Allion or divulge the Confidential Information to any third party, unless Allion consents in writing to such exploitation, use or divulgence or the Employee is under a clear legal duty so to divulge and the Employee informs Allion of such duty. Upon termination of association with Allion, the Employee shall deliver to Allion all equipment, records and copies of records of Allion or any subsidiary of Allion which are then in his or her possession.

3. Non-Solicitation. During the Restricted Period, the Employee shall not (i) solicit, assist in the solicitation of, accept without solicitation, or place or cause to be placed, any business from or for the account of any Existing Clients (hereinafter defined) of Allion, or directly or indirectly, request any Existing Client to withdraw or cancel or change any of its business with Allion or any of its affiliates, (ii) hire or be interested in, or be employed by, directly or indirectly, any business entity which shall hire, with the Employee’s direct or indirect participation, any person who has worked for Allion or any of its affiliates during the two (2) year period immediately following the Restricted Period, or (iii) directly or indirectly urge or attempt to urge, request, advise, entice or attract any employee of Allion or any of its affiliates for any reason or purpose whatsoever. For the purposes of this Section 3, “Existing Clients” means any person or entity with which Allion or any of its affiliates has done business at any time during the two-year period preceding the Start Date, and for any person or entity with which Allion or any of its affiliates has done business at any time during the one year period following the Start Date.

4. Reasonableness. The parties agree that the time span, scope and the area covered by Sections 1, 2 and 3 of Agreement are reasonable and necessary to protect Allion from competing efforts. If, however, it shall be judicially determined that any provision of Sections 1, 2 or 3 of this Agreement is unreasonably broad in one or more respects, such provision shall not be declared invalid but rather shall be modified to the extent that it shall be determined reasonable. The existence of any claim or cause of action of the Employee against Allion, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Allion of the provisions of Sections 1, 2 and 3 of this Agreement. The Employee acknowledges that the consideration received by him in connection herewith is adequate consideration for the obligations of the Employee hereunder.

5. Remedies. The Employee acknowledges that a breach of Sections 1, 2 or 3 of this Agreement would result in irreparable damage to Allion, and, without limiting other remedies which may exist for a breach of Sections 1, 2 and 3, and the Employee agrees that Sections 1, 2 and 3 may be enforced by temporary restraining order, temporary injunction and permanent injunction restraining violation hereof, pending or following trial on the merits. The Employee hereby further waives the claim or defense that an adequate remedy at law for such breach exists or that irreparable injury will not occur. The Employee hereby further waives any requirement for securing or posting a bond in connection with Allion obtaining any such injunctive or other equitable relief.

6. Notice. Any and all notices, designations, consents, offers, acceptances or any other communication provided for herein shall be given in writing and personally delivered or sent by United States certified mail, return receipt requested, postage prepaid, which shall be addressed, in the case of Allion, to its principal office in the State of New York, and in the case of the Employee, to his or her last known address as reflected in Allion’s records. Notices sent by United States certified mail will be deemed received on the second business day following mailing.

7. Governing Law. This Agreement shall be subject to and governed by the laws of the State of New York, irrespective of the fact that the Employee is or may become a resident of a different state.

8. Invalid Provision. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

9. Binding Effect. This Agreement shall be binding upon Allion, the Employee and their respective heirs, legal representatives, executors, administrators, successors and assigns. Any rights given or duties imposed upon the estate of the Employee upon his or her death shall inure to the benefit of and be binding upon the fiduciary of the decedent’s estate in his or her fiduciary capacity.

10. Entire Agreement. No change or modification of this Agreement shall be valid unless the same shall be in writing and signed by the Employee and Allion. No waiver of any provision of this Agreement shall be valid unless it is in writing.

IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Nonsolicitation Agreement as of the date first above written.

ALLION HEALTHCARE, INC.

By: /s/ Michael P. Moran

Name: Michael P. Moran

Title:   President & CEO

/s/ MikeLynn Salthouse

Mike Lynn Salthouse

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